Exhibit 99.1

NEWS RELEASE

Mitel Reports Voting Results from 2016 Annual Meeting of Shareholders

OTTAWA, August 4, 2016 — Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in real-time business, cloud and mobile communications, announced at its Annual Meeting of Shareholders held on July 29, 2016 the election of 7 nominees proposed for its Board of Directors, as set out in the Management Information Circular dated June 24, 2016. As of the June 22, 2016 record date for the determination of the shareholders entitled to notice of and to vote at the meeting, 139,291,685 common shares were outstanding and eligible to vote. A total of 88,163,186 shares were voted in person or by proxy at the meeting.

The requisite number of shareholders voted in favour of all items of business, including election of each of the eight director nominees as follows:

Nominee	Number of Shares			Percentage of Votes Cast
	Voted For[1]	Withheld from Voting[1]	Broker Non-Votes	Voted For[1]	Withheld from Voting[1]
Dr. Terence H. Matthews	67,890,809	11,573,427	8,654,622	85.44%	14.56%
Richard D. McBee	78,417,402	1,046,834	8,654,622	98.68%	1.32%
Benjamin H. Ball	70,805,897	8,658,339	8,654,622	89.10%	10.90%
Peter D. Charbonneau	74,290,707	5,173,529	8,654,622	93.49%	6.51%
John P. McHugh	70,992,174	8,472,062	8,654,622	89.34%	10.66%
Sudhakar Ramakrishna	75,239,212	4,225,024	8,654,622	94.68%	5.32%
David M. Williams	70,994,477	8,469,759	8,654,622	89.34%	10.66%

[1]	As the vote for each motion was taken by a show of hands, the number of votes disclosed reflects only those proxies received by management in advance of the meeting.

About Mitel

A global market leader in enterprise and mobile communications powering more than 2 billion business connections and 2 billion mobile subscribers every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and mobile carriers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries, and 130 mobile service providers including 15 of the top 20 mobile carriers in the world. That makes us unique, and the only company able to provide a bridge between enterprise and mobile customers. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

MITL-F

Contact Information

Media and Industry Analysts – Americas Amy MacLeod 613-691-3317 amy.macleod@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com

Investors Michael McCarthy 469-574-8134 michael.mccarthy@mitel.com